AGREEMENT

         This Agreement, which shall be effective as of December 31, 1997, is between OrthoLogic Corp. And Chrysalis BioTechnology, Inc. Based on the mutual consideration between the parties recited below, the parties agree as follows:

                            I. BACKGROUND AND PARTIES

         1.1 Chrysalis. Chrysalis BioTechnology, Inc. ("Chrysalis") is a Texas corporation, having a principal place of business at 2200 Market, Suite 600, Galveston, TX 77550.

         1.2  OrthoLogic.   OrthoLogic  Corp.   ("OrthoLogic")   is  a  Delaware
corporation, having a principal place of business at 2850 South 36th Street, Phoenix AZ 85034.

         1.3 The Technology. Chrysalis owns or holds comprehensive license rights relating to a technology known as the "Chrysalis Technology," as defined below.

         1.4 Options and Licenses. OrthoLogic desires to acquire from Chrysalis and Chrysalis desires to grant to OrthoLogic options to license the Chrysalis Technology and related patents which are owned by or licensed to Chrysalis for end-product development, manufacture, and sales of products for "Orthopaedic Applications," as defined below, under the terms and conditions contained in this Agreement.

         1.5 The LOI. Chrysalis and OrthoLogic are parties to a Letter of Intent (the "LOI") dated December 3, 1997 which addresses the transactions contemplated by this Agreement. This Agreement is the "Definitive Agreement" contemplated by the LOI, and replaces and supersedes the LOI for all purposes.

                           II. ADDITIONAL DEFINITIONS

         2.1 "Affiliate" means any corporation or other business entity owned or controlled by or under common ownership with OrthoLogic. For this purpose, "controlled by" means direct or indirect beneficial ownership of at least 50% of the voting stock or ownership interest in the income of such corporation or other business entity.

         2.2 "Chrysalis Technology" means the core technologies related to the Patents, including the TP508 Peptide.

         2.3 "Chrysalis Product" means TP508 or any related peptides, or any other materials or products manufactured by or for Chrysalis and sold to OrthoLogic for research, treatment of patients or resale.

         2.4 "Commercialization" shall refer to the date of FDA market approval for the first product application in any specific Orthopaedic Application..

         2.5 "Licensed Products" means devices or materials, including but not limited to TP508 and related peptides, all products using any of such materials, Chrysalis Technology or any of the Technology Rights, and all other products which, in the course of their manufacture, use, or sale would, in the absence of this license, infringe one or more claims of any of the Patent Rights which have not been finally adjudicated to be invalid by a court of competent jurisdiction.

         2.6 "Net Sales" means gross sales, royalties or fees invoiced to customers less only: returns and allowances actually granted, packing, insurance, freight out, taxes or excise duties imposed on the transactions, wholesale and cash discounts actually granted, and charges or portions of charges disallowed by third party payors or care managers.

         2.7 "Orthopaedic Applications" shall include, and be limited to, the use of the Technology Rights in connection with: Treatment of fractures, osteoarthritis or osteoporosis, treatment of damage to meniscus, ligament, cartilage or tendon, preparation or application of segmental bone filling, coating or preparation of bone or joint implants, and spinal fusion (bone related).

         2.8 "Patent Rights" means the ownership of or comprehensive license rights to the Patents.

         2.9 "Patents" means U.S. patents Number 5,352,664 and 5,500,412, all related foreign patents, including patents issued in Europe, Canada and Japan, and any divisional, continuation, and continuation-in-part applications and patents based thereon, any reissues or extensions thereof, and any corresponding or additional United States and foreign patent applications.

         2.10 "Technology Rights" means the Patent Rights, plus the Chrysalis Technology, and all related know-how, trade secrets and trademarks.

                    III. SHARE PURCHASE AND EVALUATION PERIOD

         3.1 Preferred Stock. At the time this Agreement is executed, OrthoLogic shall pay to Chrysalis, via direct wire transfer of funds into an account specified by Chrysalis, $750,000 for 136,364 shares of the Series B Convertible Preferred Stock of Chrysalis, at a purchase price of $5.50 per share, which will constitute approximately 7.0% of the equity of Chrysalis upon the completion of the current Series B Preferred offering. The rights of these shares are defined in the Series B Private Placement Memorandum dated August 1997.

         3.2 Evaluation Period. Beginning on the date of this Agreement, OrthoLogic shall have a nine-month exclusive evaluation period for the Chrysalis Technology with respect to all Orthopaedic Applications including pre-clinical trials, FDA discussions and clinical trial planning.

                         IV. OPTION GRANTS AND PAYMENTS

         Chrysalis hereby grants to OrthoLogic a series of options to acquire exclusive United States and worldwide licenses, as set forth below, to make or have made, use, sell and sublicense Licensed Products under the Technology Rights for Orthopaedic Applications of the type described. Each such license shall run for the lives of all Patents and other patents owned by or licensed to Chrysalis, and related to any Licensed Product, which are appropriate for the territory licensed. In exchange, OrthoLogic shall make the payments described in this Article IV. Such payments shall not be credited against royalties due pursuant to Article V. Promptly after OrthoLogic gives Chrysalis notice of its determination to proceed and exercise its option to secure any license described below, the parties shall complete and execute a Patent License Agreement containing all provisions contemplated by this Agreement and which otherwise is in a form that is commercially reasonable for similar licenses. All payments described herein shall be payable via wire transfer into an account specified by Chrysalis.

         a. At or before September 30, 1998, if OrthoLogic determines to proceed, it shall pay an additional $750,000 to secure the exclusive United States license for fracture applications.

         b. On or before December 31, 1998, if OrthoLogic determines to proceed, it shall pay an additional $250,000 to continue its option to expand its exclusive United States license for fracture applications into an exclusive worldwide license and to continue its option to license all other Orthopaedic Applications.

         c. On or before June 30, 1999, if OrthoLogic determines to proceed, it shall pay an additional $500,000 to secure the exclusive United States license for all Orthopaedic Applications (except for fracture applications, which would already have been licensed).

         d. On or before June 30, 1999, if OrthoLogic determines to proceed, it shall pay an additional $1,000,000 to secure the exclusive worldwide license for all Orthopaedic Applications, including fracture applications. The parties agree to negotiate in good faith with respect to reasonable additional payments that will be based on commercialization of TP508 outside the United States.

         e. OrthoLogic shall pursue the following milestones on a best efforts basis and make the following additional payments to Chrysalis upon the occurrence of the events or at the required time noted in item (v), so long as OrthoLogic, one of its Affiliates, or a sublicensing partner, is still proceeding with the license or licenses contemplated by each such payment:

                  (i) $500,000 upon FDA approval of the IDE or IND to initiate a fracture healing clinical trial.

                  (ii)     $500,000 upon submission to the FDA of a PMA, NDA, or
                           equivalent   application  for  the  fracture  healing
                           indication.

                  (iii) $3,500,000 upon FDA approval for the fracture healing indication.

                  (iv) $500,000 upon initiation of an FDA-approved clinical trial for each new orthopaedic indication.

                  (v) If an FDA-approved clinical trial for the first additional Orthopedic application has not been made by June 30, 2000, the $500,000 payment will be made in advance for the FDA approved clinical trial for the first additional Orthopedic application.

                  (vi) $2,000,000 upon FDA approval of each new orthopaedic indication.

         f. If OrthoLogic fails to meet the milestones or does not use reasonable efforts to commercialize Chrysalis Products in the United States, provided that the conditions described in (h) below are met, (i) at any time, Chrysalis shall have the option to convert the United States license to a non-exclusive license, or (ii) at any time after June 30, 1999, Chrysalis shall have the option to terminate the United States license completely.

         g. If OrthoLogic exercises its right to secure the exclusive worldwide license for all Orthopaedic Applications, and if OrthoLogic fails to meet the milestones or does not use reasonable efforts to commercialize Chrysalis Products internationally, provided that the conditions described in (h) below are met, (i) at any time, Chrysalis shall have the option to convert the worldwide license to a non-exclusive license, or (ii) at any time after June 30, 2000, Chrysalis shall have the option to terminate the worldwide license completely.

         h. In order to exercise the options described in (f) and (g) above, Chrysalis shall give OrthoLogic 75 days written notice of the proposed conversion or termination, provided that, in either case, the termination or conversion shall not become effective if within the 75 days following the effective date of the notice, OrthoLogic provides written evidence that it has commercialized or is actively attempting to commercialize a Licensed Product within the US or internationally as appropriate. Evidence provided by OrthoLogic that it has an ongoing and active research, development, regulatory compliance, manufacturing, marketing or licensing program as appropriate, directed toward production and sale of Licensed Products within the US or internationally as appropriate shall be deemed satisfactory evidence of using best efforts.

         i. In the event that either the US or the World-wide license for a specific application is forfeited by OrthoLogic, Chrysalis will have access to all data collected specifically related to that application.

                                  V. ROYALTIES

         5.1 Percentages. After the parties have executed the first patent license contemplated by this Agreement, OrthoLogic shall pay to Chrysalis for such license and all other the licenses to the Technology Rights subsequently granted hereunder, royalties for sales of Licensed Products calculated pursuant to the table which follows this paragraph. For purposes of these calculations all sales under all licenses granted pursuant to this Agreement shall be cumulated and treated as a single amount.

                    Incremental Sales    Royalty Rate

                    First  $20 million        8.0%
                    Next   $30 million        6.0%
                    Next   $50 million        5.0%
                    Next  $100 million        4.0%
                    Over  $200 million        2.5%


         5.2 Minimums. For each year after Commercialization, regardless of actual sales, OrthoLogic shall pay (for all licenses to all technology or patent rights licensed from Chrysalis pursuant to this Agreement), during the first 12 months after Commercialization of at least $250,000, royalties of at least $500,000 during the second 12 months after Commercialization, and royalties of at least $750,000 during the third 12 months after Commercialization. In that regard, OrthoLogic shall pay to Chrysalis a sufficient amount in its last quarterly payment for each calendar year to reach the minimum annual royalty.



                            VI. PAYMENTS AND REPORTS

         6.1 Reports. OrthoLogic shall provide to Chrysalis, on a quarterly basis, a written report of all sales of Licensed Products for which a royalty is due or payable under this Agreement. Such report shall be due within 45 days at the end of each calendar quarter, whether or not royalties are due, and shall be accompanied by a remittance from OrthoLogic to Chrysalis of all earned royalties specified by Sections 5.1 and 5.2.

         6.2 Records. OrthoLogic shall keep suitable books of records of all manufacture, use, or sale of Licensed Products for which a royalty is due hereunder for at least three years, unless in dispute, in which event they shall be kept until such dispute is settled, and shall make such records available for inspection by Chrysalis, or its designee, upon reasonable notice and during normal hours of operation of OrthoLogic.

         6.3 Third Party Contest. If a third party contests the validity of any of the Patent Rights granted hereunder, OrthoLogic shall continue to pay royalties with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.

                         VII. TRANSFERS AND SUBLICENSES

         OrthoLogic may transfer any Licensed Products to any Affiliates or sublicensees without any such transfers being considered as sales of the Licensed Products. OrthoLogic may also sublicense any of the license rights granted hereunder provided that: (1) each Affiliate or sublicensee to which OrthoLogic sublicenses agrees in writing to honor the terms of this

Agreement and (2) OrthoLogic agrees to pay to Chrysalis milestone payments described in Article IV and the earned royalty due under Section 4.2 for all Net Sales of Licensed Products by any Affiliate or sublicensee just as if such Net Sales were made directly by OrthoLogic.


                      VIII. PURCHASES OF CHRYSALIS PRODUCTS

         8.1  Chrysalis  to  Manufacture.  Except as  provided  in  Article  IX,
Chrysalis will retain all exclusive rights to manufacture TP508 or related peptides to be used in Licensed Products, and in product development, for Orthopaedic Applications, and OrthoLogic agrees to purchase such peptides exclusively from Chrysalis for all preclinical studies, clinical trials, and final end-product sales.

         8.2 Materials Transfer Agreement. Promptly after the execution of this Agreement, the parties will prepare and execute a materials transfer agreement, with commercially reasonable terms, whereby, until the expiration of all patent license agreements contemplated by this Agreement, Chrysalis will agree to provide TP508 or related peptides for preclinical studies (GLP or equivalent, lot verified) in 1 milligram vials (not sterile) for $150 per milligram or in 5 milligram vials (not sterilized) for $80 per milligram ($400 per vial). During the term of any patent license agreement contemplated by this Agreement, Chrysalis will also supply TP508 or related peptides for end-product manufacture and commercial use, as follows: Small quantity vials (up to 3 micrograms per vial), sterile, delivered, $15.00 each; and 5-10 gram bulk, non-sterile, delivered $3.00 per microgram.

         8.3 Payment. The purchase price for each Chrysalis Product purchased by OrthoLogic shall be due and payable 30 days after the date of receipt by OrthoLogic

         8.4 Forecasts. During the first 90 days of 1998, with respect to 1998, and no later than 30 days prior to the start of the year with respect to 1999 and later years, OrthoLogic and Chrysalis will agree to a reasonable forecast of the number of Chrysalis Products, by type, that will be purchased from Chrysalis by OrthoLogic during the appropriate calendar year and during each quarter thereof. OrthoLogic will be required to purchase at least 100% of the quarterly amounts as forecasted. However, OrthoLogic may revise each quarterly forecast plus or minus 50% of the original forecasted amount, provided that changes to the forecast for a quarter must be made no later than the first day of the preceding quarter.

         8.5 Shipment and Risk. Chrysalis will ship to OrthoLogic, at Chrysalis's expense, the Chrysalis Products that are actually ordered as specified in the appropriate binding purchase order. Title and risk of loss shall pass to OrthoLogic when the Chrysalis Product is delivered to OrthoLogic.

         8.6 Chrysalis' Obligation. To the extent that the amount of Chrysalis Products ordered by OrthoLogic with respect to any quarter does not exceed 125% of the higher of (i) the forecast made pursuant to Section 8.4, or (ii) the average amount ordered during the prior three months, Chrysalis agrees to use its best efforts to manufacture and ship the Chrysalis Products ordered by OrthoLogic within 30 days after receipt of the appropriate purchase order.

                      IX. ORTHOLOGIC'S RIGHT TO MANUFACTURE

         9.1 OrthoLogic Right. OrthoLogic shall have the right to manufacture Chrysalis Products for exclusive use in areas granted to OrthoLogic by Chrysalis if Chrysalis fails to deliver Chrysalis Products as specified in Section 9.2, or upon the occurrence of any of the events described in Section 9.3. In any such event, the contents of the escrow described in Section 9.4 shall be delivered to OrthoLogic promptly. If the contents of the escrow are delivered to OrthoLogic, OrthoLogic shall take reasonable steps to protect the confidentiality of the escrowed materials.

         9.2 Grace Period. Chrysalis shall have a minimum of four months following any applicable date for the delivery of Chrysalis Products in which to deliver at least 90% of the Chrysalis Products due on such date, as contemplated by Section 8.6.

         9.3 Other Events. OrthoLogic shall also have the right to manufacture Chrysalis Products upon the occurrence of any of the following events:

         a. Chrysalis has ceased its on-going business operations, or the sale, licensing, proper maintenance or other reasonable support of the Technology Rights; or either cannot manufacture or elects to discontinue the manufacture of Chrysalis Products.

         b. Chrysalis has availed itself of, or been subjected by a third party to, a proceeding in bankruptcy in which Chrysalis is the named debtor; there is an assignment by Chrysalis for the benefit of its creditors the appointment of a receiver for Chrysalis or any other proceeding involving the insolvency of Chrysalis or the protection of or from its creditors, and the same has not been discharged or terminated without any prejudice to OrthoLogic's rights or interests under this License Agreement within 60 days (unless reasonable alternative provisions have been made to protect the rights of OrthoLogic).

         c. Any other event or circumstance occurs which demonstrates with reasonable certainty the inability or unwillingness of Chrysalis to fulfill its obligations to OrthoLogic, including, without limitation, the maintenance of and the correction of defects in the Chrysalis Products.

         9.4 Escrow. Chrysalis agrees that it will enter into an escrow agreement with a third party acceptable to Chrysalis and OrthoLogic and will deposit with the escrow agent all formulae and specifications relating to the Chrysalis Products and their production, including all relevant commentary, explanations and other documentation, as well as instructions sufficient for the production of such products, and will name OrthoLogic as the beneficiary of the escrow agreement. The cost of the escrow agent's services pertaining to this Agreement will be split equally between OrthoLogic and Chrysalis.

         9.5 Expiration of OrthoLogic Limited Manufacturing Right. Chrysalis can regain the right to manufacture products for OrthoLogic (thereby ending OrthoLogic's Limited Right to Manufacture) if it can provide satisfactory written evidence that it can meet OrthoLogic's supply needs for a period of at least one year. Sufficient evidence shall include having a sufficient inventory of Chrysalis Products for OrthoLogic to meet OrthoLogic's needs, or other written documentation that demonstrates Chrysalis' ability to provide products to OrthoLogic in a timely matter as described in this Agreement. OrthoLogic will still retain the right to regain manufacturing rights whenever Chrysalis fails to perform as described in Section 9.1.

                               X. PRODUCT CHANGES

         10.1 Improvements. From time to time, OrthoLogic or Chrysalis may identify possible improvements or change opportunities with respect to Chrysalis Products for Orthopedic Applications. Chrysalis and OrthoLogic agree to work together to determine whether appropriate and cost-effective changes can be engineered and cleared through applicable regulatory agencies.

         10.2 Pricing. After the occurrence of a situation of the type described in paragraph 10.1, Chrysalis will work with OrthoLogic to design an orderly plan for the introduction and pricing of such modifications, with particular concern for the prior pricing structure, the benefits to the treatment of patients using or potentially using the Chrysalis Products and the efficient and profitable operation of the businesses of Chrysalis and OrthoLogic.

                                    XI. TERM

         11.1 The term of this agreement shall extend from the effective date of execution until the expiration of the last to expire of any licensed Patent Rights granted hereunder.

         11.2 During the term of this agreement OrthoLogic agrees not to contest the validity of any patent or the technology rights of Chrysalis relative to any Chrysalis Technology.

                           XII. WARRANTY AND INDEMNITY

         12.1 Patent Warranty. Chrysalis warrants (i) that it owns or holds comprehensive license rights to all of the Patents and to the Chrysalis Technology, (ii) that it has the power to enter into this Agreement with respect to the Patents and Chrysalis Technology, (iii) that no other party is or shall be entitled to use technology licensed exclusively to OrthoLogic hereunder by virtue of invention or funding claims or otherwise for the Orthopedic Applications granted to OrthoLogic, except for limited rights granted to the National Institutes of Health to use Chrysalis Products for research purposes,
(iv) that Chrysalis is and shall remain in good standing and in full compliance under its Patent License Agreement dated November 10, 1995, with the Board of Regents of the University of Texas System, and (v) that it shall maintain all of the Patents.

         12.2 Standard Warranty. Chrysalis' standard warranty will be provided prior to the commencement of clinical trials conducted by OrthoLogic. This warranty shall apply to all Chrysalis Products, and shall run to OrthoLogic, the ultimate user and any intermediate owners of the Chrysalis Products. Such warranty shall include, at least, warranty of title and assurances that the Chrysalis Products are free from defects in workmanship or materials.

         12.3 Approvals. All applicable filings, consents and expirations of waiting periods required by law, regulatory authorities, existing licenses or contracts with respect to the execution of this Agreement have been obtained, or expired.

         12.4 Limitation of Liability. Neither party shall be liable to the other party or any third party for any special or consequential damages whatsoever, however arising, in connection with the performance or breach of this Agreement.

         12.5 Patents, Trademarks, Marketing and Products Liability. Chrysalis agrees, to defend, indemnify and hold harmless OrthoLogic and its affiliates, and their officers, directors, shareholders, employees, agents, successors, assigns and customers, from and against all actions, proceedings, judgments, claims, liabilities, losses or expenses whatsoever (including reasonable attorneys' fees) in connection with: (i) allegations that any Licensed Product or Chrysalis Product sold infringes any intellectual property, contract or license rights, or any U.S. or foreign patents, patents pending, or trademarks;
(ii) allegations that any advertising or marketing conducted by Chrysalis violates any state or federal law or regulation; (iii) allegations of any liability, loss, cost or damage arising from an alleged defect in or breach of warranty with respect to any Chrysalis Product; and (iv) allegations of any liability, loss, cost or damages arising from any safety claim with any respect to any Chrysalis Product.

         12.6 Insurance. Chrysalis will add OrthoLogic, and OrthoLogic's Affiliates (if requested), as additional insureds with Chrysalis's insurance carrier for liability limited to claims made due to deficiencies of Chrysalis Products, and a certificate of insurance shall be provided to OrthoLogic upon its request. The amount of insurance and the carrier will be of an amount, quality and rating reasonably acceptable to OrthoLogic. Likewise, OrthoLogic will add Chrysalis as additional insureds with OrthoLogic's insurance carrier limited to claims made as a result of modifications made to Chrysalis Products, conduct of clinical trials, and marketing of Chrysalis Products.

         12.7 FDA Recalls. Chrysalis shall be responsible for all costs and replacements directly resulting from the recall of any Chrysalis Products as required by the FDA or any successor agency or by Chrysalis, so long as the recall is not a result of modifications or further manufacturing of Chrysalis Products conducted by OrthoLogic.

                      XIII. REPRESENTATIONS AND WARRANTIES
                                  OF ORTHOLOGIC

         13.1 Duly Organized. OrthoLogic is duly organized, validly existing and in good standing under the laws of the State of Delaware.

         13.2 Power and Authority. OrthoLogic has full power and authority to own its properties and assets and to carry on its business as now being conducted.

         13.3 Fully Authorized. OrthoLogic is fully authorized and permitted to enter into this Agreement, to execute any and all documentation required herein and to perform the terms of this

Agreement. This Agreement and each of the other documents contemplated herein are valid and binding legal obligations of OrthoLogic and each is enforceable in accordance with its terms.

         13.4 No Breach or Default. The execution, delivery and performance by OrthoLogic of this Agreement and any other documents contemplated hereby will not conflict with or result in a default under: (i) any provision of the organizational documents of OrthoLogic, (ii) any law or regulation applicable to OrthoLogic, or (iii) the terms, conditions or provisions of any agreement, license or other instrument to which OrthoLogic is a party or, by which it is bound. OrthoLogic is not in default in the performance or observance of any covenants, conditions or provisions of any such agreement license or instrument.

         13.5 No Adverse Proceedings. No actions, suits or proceedings are pending or threatened against OrthoLogic that could result in a Material OrthoLogic Adverse Effect. OrthoLogic is not in default with respect to any order, writ, injunction or decree, of any court, governmental department, commission, board, agency or official, which default could result in a Material OrthoLogic Adverse Effect. "Material OrthoLogic Adverse Effect" as used in this Agreement shall mean any event or condition, in the reasonable business judgment of Chrysalis that either (i) would have a material adverse effect upon the validity, performance or enforceability of this Agreement, or any document contemplated hereby, (ii) is material and adverse to the properties, financial condition, credit, business operations or prospects of OrthoLogic, (iii) would impair the ability of OrthoLogic to fulfill its obligations under this Agreement, or any other document contemplated hereby, or (iv) causes a breach of this Agreement or an event or condition that with notice or lapse of time or both, would become a breach of this Agreement.

         13.6 Financial Statements Correct. All financial statements, profit and loss statements, statements as to ownership and other statements or reports previously or hereafter given to Chrysalis by or on behalf of OrthoLogic are and shall be true, complete and correct as of the date thereof. There has been no change since the latest financial statements of OrthoLogic given to Chrysalis that could have a Material OrthoLogic Adverse Effect.

                       XIV. REPRESENTATIONS AND WARRANTIES
                                  OF CHRYSALIS

         14.1 Duly Organized. Chrysalis is duly organized, validly existing and in good standing under the laws of the State of Texas.

         14.2 Power and Authority. Chrysalis has full power and authority to own its properties and assets and to carry on its business as now being conducted.

         14.3 Fully Authorized. Chrysalis is fully authorized and permitted to enter into this Agreement, to execute any and all documentation required herein and to perform the terms of this Agreement. This Agreement and each of the other documents contemplated herein are valid and binding legal obligations of Chrysalis and each is enforceable in accordance with its terms.

         14.4 No Breach or Default. The execution, delivery and performance by Chrysalis of this Agreement and any other documents contemplated hereby will not conflict with or result in a default under: (i) any provision of the organizational documents of Chrysalis,
(ii) any law or regulation applicable to Chrysalis, or (iii) the terms, conditions or provisions of any agreement, license or other instrument to which Chrysalis is a party or, by which it is bound. Chrysalis is not in default in the performance or observance of any covenants, conditions or provisions of any such agreement license or instrument.

         14.5 No Adverse Proceedings. No actions, suits or proceedings are pending or threatened against Chrysalis that could result in a Material Chrysalis Adverse Effect. Chrysalis is not in default with respect to any order, writ, injunction or decree, of any court, governmental department, commission, board, agency or official, which default could result in a Material Chrysalis Adverse Effect. "Material Chrysalis Adverse Effect" as used in this Agreement shall mean any event or condition, in the reasonable business judgment of OrthoLogic, that either (i) would have a material adverse effect upon the validity, performance or enforceability of this Agreement, or any document contemplated hereby, (ii) is material and adverse to the properties, financial condition, credit, business operations or prospects of Chrysalis, (iii) would impair the ability of Chrysalis to fulfill its obligations under this Agreement, or any other document contemplated hereby, or (iv) causes a breach of this Agreement or an event or condition that with notice or lapse of time or both, would become a breach of this Agreement.

         14.6 Financial Statements Correct. All financial statements, profit and loss statements, statements as to ownership and other statements or reports previously or hereafter given to OrthoLogic by or on behalf of Chrysalis are and shall be true, complete and correct as of the date thereof. There has been no change since the latest financial statements of Chrysalis given to OrthoLogic that could have a Material Chrysalis Adverse Effect.

                            XV. AFFIRMATIVE COVENANTS

         So long as OrthoLogic has an option or license hereunder:

         15.1 Maintain Contracts and Licenses. Chrysalis shall maintain in full force and effect all agreements, rights and licenses necessary for OrthoLogic to market and sell Licensed Products, without any costs, royalties, fees or burdens except those stated in this Agreement or resulting from OrthoLogic's operations in the ordinary course of business.

         15.2 Comply With Laws. Chrysalis will comply in all material respects with all applicable laws.

         15.3 Maintain Insurance. Chrysalis and OrthoLogic shall maintain in full force and effect at all times all insurance required by this Agreement.

         15.4 Statements and Reports. Chrysalis shall maintain a standard, modern system of accounting that reflects the application of generally accepted accounting principles, consistently applied, and Chrysalis shall furnish to OrthoLogic, all in a form acceptable to OrthoLogic, the following:

                  15.4.1 Within 90 days after the end of each fiscal year of Chrysalis, financial statements of Chrysalis for that fiscal year signed by an officer, including without limitation, a balance sheet, profit and loss statement and statement of cash flows.

                  15.4.2 Within 15 days after the end of each calendar quarter, internally prepared financial statements of Chrysalis, prepared on a basis consistent with Chrysalis's year-end financial statements, certified as true and correct by the president or principal financial officer of Chrysalis.

                  15.4.3 A statement of litigation matters involving Chrysalis that could cause a Material Chrysalis Adverse Effect, such statement to be furnished within five days after date of service of such litigation or the occurrence of any significant change.

                  15.4.4 Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Chrysalis as OrthoLogic may reasonably request.

         15.5 Records. Chrysalis shall maintain, in a safe place, proper and accurate books, ledgers, correspondence and other records relating to its operations and business affairs. OrthoLogic shall have the right from time to time to examine and audit and to make abstracts from and photocopies of Chrysalis's books, ledgers, correspondence and other records relevant to the subject matter of this Agreement. OrthoLogic shall maintain, in a safe place, proper and accurate books, ledgers, correspondence and other records relating to its operations and business affairs. Chrysalis shall have the right from time to time to examine and audit and to make abstracts from and photocopies of OrthoLogic's books, ledgers, correspondence and other records relative to the subject matter of this Agreement.

         15.6 Further Assurances. Chrysalis shall execute and deliver such additional documents and do such other acts as OrthoLogic may reasonably require in connection with this Agreement.

                                  XVI. GENERAL

         16.1 Attachments. All Exhibits, schedules or other attachments to this Agreement are incorporated herein by this reference as though fully set forth herein. In the event of any conflict, contradiction or ambiguity between the terms and conditions in this Agreement and any of its Exhibits, schedules or attachments, the terms of this Agreement shall prevail.

         16.2 Attorneys Fees. If any litigation or arbitration is commenced between the parties hereto or their successors in interest, concerning any provisions of this Agreement, or the rights and duties of any person in relation thereto, the party prevailing in such litigation or arbitration shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for its attorney's fees and litigation costs as determined by the court or arbitrator, and not by a jury, or in a separate action brought for that purpose.

         16.3 Authorization and Signatures. By signing below, each party represents that this Agreement has been duly authorized by its Board of Directors and constitutes an agreement by which it is bound.

         16.4 Binding Effect; Benefits. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         16.5 Construction. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either party. The Article and Section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement in any way. All terms used in one number or gender shall be construed to include any other number or gender as the context may require. The parties agree that each party has reviewed this Agreement and has had the opportunity to have counsel review the same and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any amendment or any exhibits thereto. Except in the definition of "Orthopaedic Application," whenever the words "include," "includes," or "including" are used in the Agreement, they shall be deemed to be followed by the words "without limitation."

         16.6 Legal and Brokerage Fees. Each party shall pay and be responsible for its legal fees, accounting fees, and related expense incurred in connection with the preparation and execution of this Agreement. Chrysalis shall be solely responsible for any fee payable to any broker of finder claiming as a result of an agreement with Chrysalis or because of Chrysalis' actions. OrthoLogic shall be solely responsible for any fee payable to any broker or finder claiming as a result of an agreement with OrthoLogic or because of OrthoLogic's actions.

         16.7. Publicity. Each of the parties agrees that it will not make any public statements regarding this Agreement without first consulting the other party hereto in order that such public statement shall be jointly issued by the parties, except to the extent required by law, provided that in any such situation, the party seeking to make the disclosure agrees to use its best efforts to provide the other party with advance notice of any such request for disclosure as promptly as feasible in order that the other party may seek a protective order or such other appropriate remedy as the other party deems necessary.

         16.8 Continuing Cooperation. Each party to this Agreement shall be obligated hereunder to perform such other and further acts, including without limitation the execution of any documents or instruments, which are reasonable and may be necessary or convenient in carrying out the purpose and intent of this Agreement.

         16.9 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

         16.10 Entire Agreement. This Agreement, plus the Confidentiality Agreement executed by the parties in December 1997 constitute the final written expression of all of the agreements between the parties with respect to the Chrysalin Technology and the Technology Rights and are a complete and exclusive statement of those terms. They supersede all understandings and negotiations concerning the matters specified herein, and shall take precedence over all inconsistent provisions in any purchase orders or any other documents unless agreed to in writing by both parties. Any oral representations, promises, warranties or statements made by either party that relate to the license granted hereunder and differ in any way from the terms of this written Agreement and the Confidentiality Agreement shall be given no force or effect. The parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the Chrysalin Technology or the Technology Rights unless specifically included or referred to herein. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties.

         16.11 Force Majeure. Neither party shall be in default hereunder by reason of its delay in the performance of or failure to perform any of its obligations hereunder, if such delay or failure is caused by strikes, acts of God or a public enemy, riots, fire, interference by civil or military authorities, compliance with governmental laws, rules, regulations or orders, delays in transit or delivery, inability to secure necessary governmental priorities or materials, or any fault beyond its control or without its fault or negligence.

         16.12  Indemnification  and  Attorney's  Fees.  Each of OrthoLogic  and
Chrysalis shall defend, indemnify and hold harmless the other and its affiliates, employees, officers, directors and agents from and against all fines, suits, proceedings, claims, demands, debts, obligations, liabilities and actions of any kind by anyone (including reasonable attorney's fees and costs) allegedly arising from or connected with (i) violations by the indemnifying party of any law, ordinance, rule or regulation of the United States or any state or city or other international or domestic governmental body, (ii) the indemnifying party's actions or omissions in furtherance of this Agreement,
(iii) any breach of a representation or warranty by or any breach or default in the performance of any obligation of the indemnifying party, or (v) any other activities or operations of the indemnifying party, its employees, officers, directors or agents.

         16.13 Notice. All notices, demands, instructions, or requests relating to this Agreement shall be in writing and, except as otherwise provided herein, shall be deemed to have been given for all purposes (i) upon personal delivery,
(ii) one day after being sent, when sent by professional overnight courier service from and to locations within the continental United States, (iii) five days after posting when sent by United States registered or certified mail, with postage paid, or (iv) on the date of transmission when sent by facsimile with evidence of transmission and hard copy mailed, if directed to the person or entity to which notice is to be given at his or its address set forth in this Agreement or at any other address such person or entity has designated by notice.

         16.14 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to either party. Upon such determination that any term or other provisions is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

         16.15 Survival. The rights and obligations of those Sections of this Agreement that by their nature survive and continue after any expiration or termination of this Agreement, shall bind the parties and their legal representatives, successors, heirs and assigns after expiration or termination.

         16.16 Waiver. The failure of either party to insist on strict performance of any term or condition hereof or to exercise any option contained herein, shall not be construed as a waiver of that party's right to enforce that term of condition in the future or any other term or condition to this Agreement in any other instance.

         16.17 Independent Entities. Chrysalis and OrthoLogic each have separate and independent rights and obligations under this Agreement. Nothing contained herein shall be construed as creating, forming or constituting any partnership, joint venture, merger or consolidation of Chrysalis and OrthoLogic for any purpose or in any respect.

         16.18 Signature. This Definitive Agreement may be executed by facsimile or manual signatures.

         IN WITNESS WHEREOF, OrthoLogic and Chrysalis have executed this Agreement as of the day and year first written above.

                                        CHRYSALIS BIOTECHNOLOGY, INC.

                                        By /s/ Darrell H. Carney, Ph.D.
                                          -------------------------------
                                             Darrell H. Carney, Ph.D.
                                             President


                                        ORTHOLOGIC CORP.

                                        By /s/ Thomas R. Trotter
                                          -------------------------------
                                             Thomas R. Trotter
                                             President